Purchase Agreement

March 25, 2010

Superior Oil and Gas Co.
215 West Main, Suite 200
Norman, OK 73069

Bonanza Oil & Gas, Inc.
3417 Mercer, Suite E
Houston, TX 77027

RE: Lewis #1-12 Well, Logan County, Oklahoma

          This Purchase Agreement is between Superior Oil & Gas Co. of Oklahoma and Bonanza Oil & Gas, Inc. regarding the Lewis #1-12 Well, located in the NW/4 of Section 12, T18N, R3W consisting of 160 acres located in Logan County, Oklahoma.

          Superior Oil and Gas Co., (hereinafter called “Assignor”) has agreed to sell an interest in the Lewis #1-12 Well, located in the NW/4 of Section 12, T18N, R3W consisting of 160 acres located in Logan County, Oklahoma. In exchange for Fifteen Thousand Dollars ($15,000) to be paid by Assignee and five Million (5,000,000) shares of restricted stock of Bonanza Oil & Gas, Inc. (BGOI), Assignors will assign to Assignee certain interests.

          Bonanza Oil & Gas, Inc., (hereinafter called “Assignee”) has agreed to purchase an interest in the Lewis #1-12 Well, located in the NW/4 of Section 12, T18N, R3W consisting of 160 acres located in Logan County, Oklahoma.

          Assignor will collectively assign to Assignee, a Ten Percent (10%) carried working interest (CWI) in the Lewis Well, unit, and the associated oil and gas leases. This assignment is not proportionately reduced against the proportionate interest of the Assignor and is a full 10% working interest. Assignor intends to pay Assignee its proportionate share of the total net revenue interest from the well and unit after deducting standard operating charges, taxes, and all royalty burdens.

          This “Purchase Agreement” is executed on the date first stated above.

ASSIGNORS:

Signature:	/s/ Dan Lloyd, Jr.
Name:	Dan Lloyd, Jr.
For:	Superior Oil and Gas Co.

ASSIGNEE:

Signature:	/s/ Bill Wiseman
Name:	Bill Wiseman
For:	Bonanza Oil & Gas, Inc.